EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

Dated as of September 13, 2005

by and between

BABYUNIVERSE, INC.
and
MICHAEL LAIKEN

4.18.	Contracts	21
4.19.	Compliance with Legal Requirements	22
4.20.	Environmental Matters	23
4.21.	Insurance	23
4.22.	Customers and Suppliers	24
4.23.	Books and Records	24
4.24.	Bank Accounts; Powers of Attorney	24
4.25.	No Finder	24
4.26.	Disclosure	24
4.27.	Litigation	25
4.28.	Related Party Transactions	25
4.29.	Investment Intent; Securities Documents; Accredited Investor	25
4.30.	Inventory	25
4.31.	Customer Information	25

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	26

5.1.	Organization of Buyer	26
5.2.	Authority of Buyer	26
5.3.	No Finder	26
5.4.	Investment Representation	26
5.5.	SEC Filings	26
5.6.	SEC Filings Correct and Complete	27
5.7.	BabyUniverse Shares	27

ARTICLE VI	ADDITIONAL AGREEMENTS	27

6.1.	Covenant Not to Compete or Solicit Business	27
6.2.	Access to Records after Closing	28
6.3.	No Public Announcement	28
6.4.	Expenses	29
6.5.	Further Assurances	29
6.6.	Lease	29

ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES	29

7.1.	Conditions to Buyer’s Obligations	29
7.2.	Conditions to Seller Obligations	30

ARTICLE VIII	TAX MATTERS	30

8.1.	Tax Indemnification	30
8.2.	Straddle Period	31
8.3.	S Corporation Status	31
8.4.	Tax Periods Ending on or before Closing Date	31
8.5.	Cooperation on Tax Matters	31

8.6.	Tax Contests	32
8.7.	Certain Refunds	32
8.8.	Tax Sharing Agreements	32
8.9.	Certain Taxes	32
8.10.	Survival of Obligations	32
8.11.	Application of Deductible	33

ARTICLE IX	INDEMNIFICATION	33

9.1.	Survival	33
9.2.	Indemnification by Seller	33
9.3.	Indemnification by the Buyer	33
9.4.	Notice of Claims	34
9.5.	Third Person Claims	35
9.6.	No Contribution	35
9.7.	Recoupment Against Escrow Amount; No Bar	36
9.8.	Delivery of Escrow Amount	36
9.9.	Deductible	36
9.10.	Cap	36
9.11.	Special Provision Relating to Know-How Transfer	36

ARTICLE X	GENERAL PROVISIONS	37

10.1.	Notices	37
10.2.	Successors and Assigns	38
10.3.	Entire Agreement; Amendments	38
10.4.	Waivers	38
10.5.	Partial Invalidity	39
10.6.	Execution in Counterparts	39
10.7.	Governing Law	39
10.8.	Submission to Jurisdiction	39

STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of September 13, 2005, by and between BABYUNIVERSE, INC., a Florida corporation (“Buyer”) and MICHAEL LAIKEN, an individual resident of California (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties”.

PRELIMINARY STATEMENT

     The Seller is the owner, beneficially and of record, of all of the issued and outstanding capital stock of Huta Duna, Inc. d/b/a DreamTimeBaby (the “Company”).  The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the capital stock of the Company on the terms and subject to the conditions set forth herein.

     Accordingly, in consideration of the mutual agreements hereinafter set forth, the Buyer and the Seller agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

          1.1.          Definitions.  In this Agreement, in addition to certain capitalized terms defined on first use herein, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

                          “Actual Knowledge” means:

          (a)     with respect to an individual, that such individual is actually aware of such fact or other matter; and

          (b)     with respect to a Person not an individual, that any director or officer with respect to such Person is actually aware of such fact or other matter.

     “Agreement” means this Stock Purchase Agreement.

     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” shall mean the power to direct the affairs of a Person by reason of his ownership of equity securities, by contract, or otherwise.

     “Applicable Rate” means 5% per annum.

     “BabyUniverse Shares” has the meaning specified in Section 2.3.

     “Balance Sheet” has the meaning specified in Section 4.6.

     “Balance Sheet Date” has the meaning specified in Section 4.6.

     “Business” means an online retail business that offers brand name baby, toddler and maternity products in the United States.

     “Best Knowledge” whether or not capitalized herein means:

     (a) with respect to an individual:  (i) that such individual is actually aware of such fact or other matter; (ii) that such individual would reasonably be expected to have such knowledge given such individual’s title and duties to the Company; or (iii) that such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties; and

     (b)     with respect to a Person not an individual, the Best Knowledge (as described in the preceding clause (a)) of any director or officer.

     “Buyer” has the meaning specified in the first paragraph of this Agreement.

     “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

     “Buyer Group Member” means Buyer, the Company and any Affiliates of Buyer and their respective directors, officers, agents and employees, successors and assigns.

     “Claim Notice” has the meaning specified in Section 9.4(a).

     “Closing” means the closing of the transfer of the Shares from Seller to Buyer.

     “Closing Date” has the meaning specified in Section 3.1.

     “Closing Payment” has the meaning specified in Section 2.4.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company” has the meaning specified in the first paragraph of this Agreement.

     “Company Benefit Plan” means (a) each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company or an ERISA Affiliate due to such employment, and (b) each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) maintained by the Company, or with respect to which the Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company due to such employment.

     “Company Contracts” has the meaning specified in Section 4.18(a)(xiii).

     “Company Domain Names” has the meaning specified in Section 4.17(i).

     “Company Intellectual Property” has the meaning set forth in Section 4.17(a).

     “Company Working Capital” means the excess of the Company’s current assets (including accrued but unpaid supplier rebates) over the Company’s current liabilities (including all accrued but unpaid Taxes), all as determined in accordance with GAAP.

     “Copyrights” means United States and foreign copyrights, copyrightable works, and mask works, whether registered or unregistered, and pending applications to register the same.

     “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     “Covered Company” has the meaning set forth in Section 6.1(b).

     “Divestible Shares” has the meaning specified in Section 2.3.

     “Draft Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a).

     “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale, security agreement or preferential arrangement of any kind or nature, and, with respect to real property, any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

     “Environmental Law” has the meaning specified in Section 4.20.

     “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

     “ERISA Affiliate” means (a) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (b) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of section 414(c) of the Code) with the Company, and (c) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning  of Section 414(m) of the Code) as either the Company, any corporation described in clause (a) or any partnership, trade or business described in clause (b) of this paragraph.

                           “Escheatment Liability” means any liability arising from or relating to escheatment and other similar laws, rules and regulations of federal, state, and local governments (and all agencies and instrumentalities thereof) relating to the issuance and/or redemption of any gift cards or gift certificates.

     “Escrow Agent” has the meaning specified in Section 2.4(b).

     “Escrow Agreement” has the meaning specified in Section 2.4(b).

     “Escrow Amount” has the meaning specified in Section 2.4.

     “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable and documented fees and disbursements of outside legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     “Final Closing Date Balance Sheet” has the meaning specified in Section 2.5(c).

     “Final Company Working Capital” has the meaning specified in Section 2.5(b).

     “Financial Statements” has the meaning specified in Section 4.6.

     “GAAP” means United States generally accepted accounting principles, consistently applied.

     “Governmental Authorizations” has the meaning specified in Section 4.13(a).

     “Governmental Body” means any:  (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local,  foreign or other government; or (iii) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

     “Indemnified Party” has the meaning specified in Section 9.4(a).

     “Indemnitor” has the meaning specified in Section 9.4(a).

     “Indebtedness” means at a particular time, without duplication (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due); (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit; (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

     “Independent Accountants” has the meaning specified in Section 2.5(b).

     “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets and all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate or pertain to any of the foregoing.

     “IRS” means the Internal Revenue Service.

     “Leased Real Property” has the meaning specified in Section 4.10(a).

     “Legal Requirement” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, court order, ruling or requirement issued, enacted, adopted, promulgated implemented or otherwise put into effect by or under the authority of any Governmental Body.

     “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     “Material Adverse Effect” or “Material Adverse Change” means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, liabilities, profits, results of operations, or condition (financial or otherwise) of the Company and/or the Buyer.

     “Company Employees” has the meaning specified in Section 4.16.

     “Materials of Environmental Concern” has the meaning set forth in Section 4.20.

     “Multiemployer Plan” has the meaning specified in Section 3(37)(A) of ERISA.

     “Non-Divestible Shares” has the meaning specified in Section 2.3.

     “Organizational Documents” means the certificate or articles of incorporation of the Company, and the bylaws of the Company, together with all amendments thereto, as in effect on the date hereof.

     “Other Benefit Obligations” means all obligations, arrangements and customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered to present or former directors, officers, employees or agents, other than obligations, arrangements and practices that are Plans.  Other Benefit Obligations includes consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance pay policies, and fringe benefits within the meaning of Section 132 of the Code.

     “Owned Software” has the meaning specified in Section 4.17(g).

     “Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

     “Pension Plan” has the meaning specified in Section 3(2)(A) of ERISA.

     “Permitted Encumbrances” means liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and do not impair the marketability of, or materially detract from the value of or materially impair the existing use of, the property affected by such lien or imperfection.

     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     “Plan” has the meaning specified in Section 3(3) of ERISA.

     “Plan Sponsor” has the meaning specified in Section 3(16)(B) of ERISA.

     “Purchase Price” has the meaning specified in Section 2.2.

     “Qualified Plan” means any Plan that meets or purports to meet the requirements of Section 401(a) of the Code.

     “Real Property Leases” has the meaning specified in Section 4.10(a).

     “Related Parties” has the meaning specified in Section 4.28.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

     “Seller” has the meaning specified in the first paragraph of this Agreement.

     “Seller Group Member” means Seller and its Affiliates and their respective successors and assigns.

     “Shares” means all of the issued and outstanding shares of capital stock of the Company.

     “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

     “Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

     “Survival Date” has the meaning specified in Section 9.1.

     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:  (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company.

     “Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

     “Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information, in each case, to the extent protectible as trade secrets under applicable law.

     “VEBA” means a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

     “WARN” has the meaning specified in Section 4.16(d).

     “Working Capital Deficit” has the meaning set forth in Section 2.6(b).

     “Working Capital Surplus” has the meaning set forth in Section 2.6(b).

          1.2.          Interpretation.  As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES; PURCHASE PRICE

          2.1.          Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of his Shares, free and clear of all Encumbrances.

          2.2.          Purchase Price.  The purchase price for the Shares (the “Purchase Price”) shall be equal to the sum of $6,530,000, plus the Divestible Shares (as defined below), minus (a) the amount of all Indebtedness of the Company as of the Closing, and plus or minus (b) the Working Capital Surplus or Working Capital Deficit, as applicable, determined following the Closing Date in accordance with Section 2.5.

          2.3.          Purchase Price Payable at Closing.  The Purchase Price payable at Closing shall be payable to Seller as follows:  (i) cash in an amount equal to $6,399,400 (“Closing Payment”) minus the Escrow Amount; (ii) that number of shares (the “Non-Divestible Shares”), rounded to the nearest whole share, of common stock of BabyUniverse, Inc., par value $0.001 per share (the “BabyUniverse Common Stock”), that has a value, computed at the Average Closing Sale Price, equal to $130,600; and (iii) forty thousand (40,000) shares of BabyUniverse Common Stock (the “Divestible Shares” and together with the Non-Divestible Shares, the “BabyUniverse Shares”), which Divestible Shares shall be subject to forfeiture for no consideration in accordance with Section 2.7.  For purposes of this Section 2.2, the “Average Closing Sale Price” shall mean the average closing sale price of a share of BabyUniverse Common Stock as quoted on the American Stock Exchange for the fifteen (15) consecutive trading days that immediately precede the second (2nd) trading day prior to the Closing Date, as such closing sale prices are reported (absent manifest error in the printing thereof) at www.amex.com.

          2.4.          Escrow Amount.  At the Closing, Buyer shall place in escrow a portion of the Purchase Price equal to $653,000 (the “Escrow Amount”).  The Escrow Amount shall secure the payment by Seller of any amounts that become due to Buyer (i) in respect of indemnification claims made hereunder and (ii) upon the determination of the Final Company Working Capital.  The Escrow Amount shall be held in escrow pursuant to an escrow agreement with Wilmington Trust Company (the “Escrow Agent”), substantially in the form of Exhibit A (the “Escrow Agreement”).  Except as otherwise set forth in the Escrow Agreement, all fees and expenses of the Escrow Agent under the Escrow Agreement shall be the responsibility of Buyer.

          2.5.          Preparation of Final Closing Date Balance Sheet.

          (a)            Within 75 days after the Closing Date, an independent public accounting firm determined by Buyer will prepare for Seller a draft balance sheet (the “Draft Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date (determined on a pro forma basis as though the parties hereto had not consummated the transactions contemplated by this Agreement). Such Independent Accountant will prepare the Draft Closing Date Balance Sheet in accordance with GAAP.

          (b)            If Seller has any objections to the Draft Closing Date Balance Sheet, he shall deliver a detailed statement describing his objections to Buyer within 30 days after receiving the Draft Closing Date Balance Sheet.  Buyer and Seller shall use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 30 days after Buyer has received the statement of objections, however, Buyer and Seller shall select an accounting firm mutually acceptable to them to resolve any remaining objections or, if Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms) (the accounting firm so chosen, the “Independent Accountants”).

          (c)            In the event the Parties submit any unresolved objections to the Independent Accountants for resolution as provided in this Section 2.5, the Party with whom the Independent Accountants least agree (measured by the difference between the Company Working Capital determined by the Independent Accountants and that proposed by each of the Parties) shall be responsible for the fees and expenses of the Independent Accountants.  The determination of the Independent Accountants shall be final and binding on the Parties and Buyer shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections (whether by agreement of the Parties or a determination by the Independent Accountants) thereto pursuant to this Section 2.5. (the Draft Closing Balance Sheet as so revised, the “Final Closing Date Balance Sheet” and the Company Working Capital so determined, the “Final Company Working Capital”).

          (d)            Buyer will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet, and the books, records, and financial staff of the Company, available to Seller and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the preparation by Buyer of the Draft Closing Date Balance Sheet, (ii) the review by Seller of the Draft Closing Date Balance Sheet, and (iii) the resolution by the Parties of any objections thereto.

          2.6.            Adjustment to Purchase Price.  Promptly following the determination of the Final Closing Date Balance Sheet, the Purchase Price shall be adjusted, and payment made to Buyer or Seller, as follows:

          (a)            Seller shall pay Buyer the amount of any Indebtedness of the Company as of the Closing; and

          (b)            If the Final Company Working Capital reflects that, as of the Closing Date, the Company’s current assets are greater than one hundred fifty percent of the Company’s current liabilities (such amount, the “Working Capital Surplus”), Buyer will pay to Seller an amount equal to the Working Capital Surplus (plus interest thereon at the Applicable Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Final Company Working Capital finally is determined pursuant to Section 2.5 above; or

          (c)            If the Final Company Working Capital reflects that, as of the Closing Date, the Company’s current assets are less than one hundred fifty percent of the Company’s current liabilities (such amount, the “Working Capital Deficit”), Seller will pay to Seller an amount equal to the Working Capital Deficit (plus interest thereon at the Applicable Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Final Company Working Capital finally is determined pursuant to Section 2.5 above.

          2.7.            Divestible Shares. The Divestible Shares shall be subject to divestment for no consideration as described in this Section 2.7 if Seller shall fail to cooperate reasonably in the transfer of certain expertise and proprietary information of Seller regarding the Business (any such failure, a “Failure”). Notwithstanding anything to the contrary contained in this Agreement, no Failure shall be deemed to have occurred unless Buyer shall have first given Seller written notice describing in detail the circumstances of the claimed Failure and thereafter given Seller thirty (30) days to remedy such circumstances.

                            (a)          Ten Thousand (10,000) Divestible Shares (subject to adjustment for stock splits and the like) shall be divested on the six (6) month anniversary of the Closing if a Failure shall occur between the Closing and such date;

                            (b)          Ten Thousand (10,000) Divestible Shares (subject to adjustment for stock splits and the like) shall be divested for no consideration on the twelve (12) month anniversary of the Closing if a Failure shall occur between the six (6) month anniversary of the Closing and such date;

                            (c)          Ten Thousand (10,000) Divestible Shares (subject to adjustment for stock splits and the like) shall be divested for no consideration on the eighteen (18) month anniversary of the Closing if a Failure shall occur between the twelve (12) month anniversary of the Closing and such date; and

                            (d)          Ten Thousand (10,000) Divestible Shares (subject to adjustment for stock splits and the like) shall be divested for no consideration on the twenty-four (24) month anniversary of the Closing if a Failure shall occur between the eighteen (18) month anniversary of the Closing and such date.

Any divestiture of Divestible Shares pursuant to this Section 2.7 shall be treated by the Seller and the Buyer as an adjustment to the Purchase Price for federal income tax purposes.  In the event of any such divestiture of Divestible Shares, Seller shall promptly deliver to Buyer a duly executed and witnessed stock power transferring such divested Divestible Shares to Buyer.

ARTICLE III

CLOSING

          3.1.          Closing Date.  The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at 11:00 A.M., local time, on the date of execution of this Agreement provided the conditions set forth in this Agreement have been satisfied, at the offices of Akerman Senterfitt, One Southeast Third Avenue, 27th Floor, Miami, FL 33131 or at such other place or at such other time as shall be agreed upon by Buyer and Seller.  The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date.”

          3.2.          Delivery of Closing Payment and Baby Universe Shares; Delivery of Shares.

          (a)            Subject to fulfillment or waiver of the conditions set forth in Section 7.1, at the Closing, Buyer shall (i) pay Seller the Closing Payment, by wire transfer or delivery of other immediately available funds, (ii) deliver to the Escrow Agent the Escrow Amount and (iii) issue to Seller, and deliver within two business days following the Closing Date, certificates evidencing the Non-Divestible Shares and Divestible Shares bearing the legend set forth below; provided, however, that the Divestible Shares shall also bear a legend consistent with the terms set forth in Section 2.7:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH ANY APPLICABLE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

          (b)            Subject to fulfillment or waiver of the conditions set forth in Section 8.2, Seller shall deliver to Buyer a stock certificate representing the Shares, accompanied by a duly executed and witnessed stock power transferring the Shares to Buyer.

          3.3.          Additional Closing Deliveries.  In addition to the foregoing deliveries, at the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below and (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.2 below.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

          4.1.          Authority of Seller.  Seller has the legal capacity to execute, deliver and perform his obligations under this Agreement and all of the Seller Ancillary Agreements.  This Agreement and the Seller Ancillary Agreements have been duly and validly executed and delivered by Seller and, assuming the valid execution and delivery thereof by Buyer, each of this Agreement and the Seller Ancillary Agreements constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.  Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement or any Seller Ancillary Agreement.

          4.2.          Organization and Authority of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 4.2, which jurisdictions are the only ones in which the ownership or leasing of its assets or the conduct of its business requires such qualification, except for those jurisdictions where the failure to qualify or be in good standing has not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect.  To the Actual Knowledge of Seller, no other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify.  The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. True, correct and complete copies of the Company’s Organizational Documents, and of the stock ledger of the Company, have been delivered to Buyer.

          4.3.         No Violation.  Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements, or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will, directly or indirectly:

           (a)          contravene, conflict with, result in a violation or breach of any of the terms, conditions,  requirements or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of Seller or the Company under, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, modify or otherwise obtain any relief under, (i) the charter or bylaws of the Company, (ii) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller or the Company is a party or any of the respective assets or properties of Seller or the Company is subject or by which Seller or the Company is bound, (iii) any Governmental Authorization (including any security clearance) that is held by the Company or any of its employees or that otherwise relates to the business of, or any of the assets owned or used by, the Company (iv) any Court Order to which Seller or the Company is a party or any of the respective assets or properties of Seller or the Company is subject or by which Seller or the Company is bound, or (v) any Legal Requirements affecting Seller or the Company or their respective assets or properties except for such violations, conflicts or breaches of or with respect to the preceding clause (v) that have not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect;

          (b)           require the approval, consent, authorization or act of, or the making by Seller or the Company of any declaration, filing or registration with, any Person; or

          (c)           require any Governmental Body to, or give any Governmental Body any right to, remove, re-take, deactivate, or otherwise terminate, limit or restrict the Company’s use of, any equipment, assets or property owned or furnished by any Governmental Body which are located at any of the Leased Real Property and/or used by the Company.

          4.4.          Capitalization.  The authorized capital stock of the Company consists of 5,000 shares of voting common stock, par value $0.01 per share, of which 5,000 shares are issued and outstanding (the “Company Common Stock”).  All of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.  Seller is the sole shareholder of the Company and the Shares constitute all of the issued and outstanding shares of capital stock of the Company.  Seller is the record and beneficial owner of that number of shares of Company Common Stock set forth in Schedule 4.4 and owns all of such shares of Company Common Stock free and clear from all Encumbrances of any kind.  Except as set forth on Schedule 4.4, there are no agreements, arrangements, options, warrants, calls, subscription rights, preemptive rights, rights of first refusal or other rights or commitments of any character outstanding relating to the issuance, sale, distribution, transfer, purchase, redemption or exchange of any of the capital stock of the Company (including the Shares), there is no outstanding capital stock, other securities or other instruments convertible into or exchangeable for shares of the Company’s capital stock or other securities, and there are no outstanding stock appreciation rights, phantom stock, or similar rights outstanding with respect to the capital stock of the Company.  There are no proxies, voting trusts, voting agreements or similar Contracts, and no shareholders agreements, buy-sell agreements, redemption agreements, cross-purchase agreements, registration rights agreements, or similar Contracts, relating to any of the Company’s capital stock (including the Shares) or securities.  Upon the consummation of the Closing, there will be no dividends or distributions on any shares of capital stock of the Company that have been declared that have not been paid or distributed in full.   None of the issued or outstanding Shares or other securities of the Company was or has been issued, offered, sold, assigned, distributed, repurchased and/or otherwise transferred in violation of the Company’s Organizational Documents, the Securities Act or any other Legal Requirement.

          4.5.          No Subsidiaries or Investments.  The Company does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, equity interests or other ownership interest of any kind or nature (whether controlling or not) in any corporation, limited liability company, partnership, trust, joint venture or other entity (including, but not limited to, any interest in any profits, capital or business of any entity), and the Company does not have any Contract to acquire any such interest.

          4.6.          Financial Statements.  Schedule 4.6 contains true, correct and complete copies of the financial statements of the Company for the twelve (12) month period ended June 30, 2005,  2004 and 2003 and the two month period ended August 31, 2005, each of which was internally prepared by the Company (collectively, the “Financial Statements”). The balance sheet of the Company, dated as of August 31, 2005, included in the Financial Statements is referred to herein as the “Balance Sheet” and August 31, 2005 is referred to herein as the “Balance Sheet Date”.  Except as set forth therein or in the notes thereto, such balance sheets and statements of income and cash flow, have been prepared in conformity with the Company’s books and records using principles consistently applied, and fairly present the financial position and results of operations and cash flow of the Company as of their respective dates and for the respective periods covered thereby, except, in the case of the interim financial statements, for normal year-end adjustments and the absence of footnotes.  The books and records of the Company fully and fairly reflect all transactions, properties, assets and liabilities of the Company.  The Financial Statements have been derived from the accounting records of the Company, represent only actual, bona fide transactions, and reflect the consistent application of such accounting principles throughout the periods involved.  No financial statements of any Person other than the Company are required by GAAP to be included in any of the Financial Statements of the Company.  There are no extraordinary or material non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

          4.7.         No Material Adverse Change.   Except as set forth in Schedule 4.7, since the Balance Sheet Date: (i) no Material Adverse Change has occurred and no fact or condition that is specific to the Company (i.e., does not relate to the Business or the economy generally) has arisen or, to the Actual Knowledge of Seller, is threatened or likely to occur which might reasonably be expected to cause such a Material Adverse Change in the future; and (ii) there has been no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking, in each case, materially adversely affecting the assets, business, operations or condition of the Company.

          4.8.         Absence of Certain Changes and Events.  Except as set forth in Schedule 4.8, since the Balance Sheet Date, the Company has conducted its business in all material respects only in the ordinary course and in conformity with past practice and, without limiting the generality of the foregoing, has not:

          (a)          declared or paid any dividend or other distribution or payment in respect of shares of capital stock other than distributions for Taxes;

          (b)          amended the Company’s Organizational Documents;

          (c)          sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company to Seller or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than a Permitted Encumbrance) on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

          (d)          canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) or waived any other rights held by the Company other than in the ordinary course of business consistent with past practice;

          (e)          paid any claims against the Company (including the settlement of any claims and litigation against the Company or the payment or settlement of any obligations or liabilities of the Company);

          (f)          (1) created, incurred or assumed, or agreed to create, incur or assume, any Indebtedness or (2) entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) or operating lease obligation;

          (g)          accelerated or delayed collection of notes or accounts receivable, exceeding $5,000 in the aggregate, in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

          (h)          delayed or accelerated payment of any account payable or other liability,  exceeding $5,000 in the aggregate,  of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

          (i)          acquired any real property or undertaken or committed to undertake capital expenditures exceeding $5,000 per instance or $10,000 in the aggregate;

          (j)          made any changes in the Company’s employment practices or procedures;

          (k)          made, or agreed to make, any payment of cash or distribution of assets to Seller or any of his family members;

          (l)          made, or agreed to make, any payment of cash or distribution of assets to any director, officer or employee of the Company in excess of the base compensation payable thereto as set forth in Schedule 4.16;

          (m)          made, or agreed to make, any payment of cash or distribution of assets outside the ordinary course of business consistent with past practice;

          (n)          instituted any increase in any compensation payable to any director, officer or employee of the Company, or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to directors, officers or employees of the Company;

          (o)          made any material change in the accounting principles and practices used by the Company from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period ended on the Balance Sheet Date;

          (p)          entered into, terminated, or received notice of termination of, any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

          (q)          made any material election with respect to Taxes or adopted any method in the preparation of any Tax Return that is inconsistent with methods used in preparing or filing similar Tax Returns; or

          (r)          entered into any agreement, whether oral or written, to do any of the foregoing.

          4.9.         No Undisclosed Liabilities.  Except as set forth in Schedule 4.9, the Company is not subject to any liability (including unasserted claims of which Seller has Actual Knowledge), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than (i) liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, or relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) or (ii) liabilities (other than accounts payable, Indebtedness or any Escheatment Liability) that have not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect.

          4.10.       Title to Properties; Encumbrances.

          (a)          The Company does not own, and has not ever owned, any real property or any interest in real property, except for the leasehold interests created under the real property leases listed in Schedule 4.10(a) (the “Real Property Leases”), all of which are in full force and effect.  Schedule 4.10(a) sets forth a list and brief description of each Real Property Lease (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by, and the space occupied under, such lease (the “Leased Real Property”).  Except as set forth in such Schedule, the Company has the right to quiet enjoyment of all the Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances or liens for current Taxes and assessments not yet due, provided such taxes and assessments will be reflected in the Final Closing Date Balance Sheet.  Except as set forth on Schedule 4.10(a), and except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company.  Neither the Company nor Seller is or has been in possession of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys, appraisals or any policies of title insurance currently in force related to the Leased Real Property.  Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the Actual Knowledge of Seller or the Company, no such condemnation or other taking is threatened or contemplated.

          (b)          Schedule 4.10(b) contains a list of all machinery, equipment, vehicles, furniture and other personal property owned by the Company having an original cost of $5,000 or more and, with respect to each such item, Schedule 4.10(b) contains (i) a brief description, (ii) the  model number (if applicable) and year of purchase, and (iii) depreciated value.  Schedule 4.10(b) contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property.

          (c)          Except as set forth in Schedule 4.10(c), the Company has good and marketable title to all of its tangible assets and properties free and clear of all Encumbrances, except for liens for current Taxes and assessments not yet due.  The Company owns all the properties and assets (whether real, personal, or mixed, and whether tangible or intangible) that it purports to own, that are located at the Leased Real Property, that are used by the Company, and/or that are reflected as owned in the books and records of the Company, including all of the properties and assets reflected on the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by the Company since the Balance Sheet Date, in each case free and clear of all Encumbrances, except for liens for current Taxes an assessments not yet due.

          4.11.       Condition and Sufficiency of Assets.   To the Best Knowledge of the Seller, the assets owned or leased by the Company constitute all the assets and properties used in the operation of the business of the Company (including all books, records, computers and computer programs and data processing systems), and are in good operating condition (subject to normal wear and tear) and suitable for their intended uses.

          4.12.        Accounts Receivable.  All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) (a) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and (b) have arisen (i) from bona fide transactions in the ordinary course of business, and (ii) under valid and enforceable contracts to which the Company is a party.  All Accounts Receivable are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet.  Except as set forth on Schedule 4.12, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within sixty (60) days after the day on which it first becomes due and payable.  To the Actual Knowledge of Seller, there is no contest, claim, or right of set-off, of any Account Receivable relating to the amount or validity of such Account Receivable.

          4.13.       Governmental Authorizations.

          (a)          The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called “Governmental Authorizations”), except for such Governmental Authorizations the absence of which have not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect.   Schedule 4.13(a) sets forth a list and brief description of each Governmental Authorization, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof.  Complete and correct copies of all of the Governmental Authorizations have heretofore been delivered to Buyer by Seller.

          (b)          Except as set forth in Schedule 4.13(b), (i) the Company has fulfilled and performed its obligations under each of the Governmental Authorizations, all of the Governmental Authorizations are valid and in full force and effect, and, to the Actual Knowledge of Seller, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization or which permits or, after notice or lapse of time or both, would permit revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization, or which might adversely affect the rights of the Company under any such Governmental Authorization, (ii) the Company has not received any notice of cancellation, of default or of any dispute concerning any Governmental Authorization, or of any event, condition or state of facts described in the preceding clause, and (iii) each of the Governmental Authorizations will continue to be in full force and effect immediately after the Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body, except in the case of the preceding clause (i) through (iii) for such failures, breaches, defaults or forfeitures that have not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect.   All applications required to have been filed for the renewal of any such Governmental Authorization have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies except for such failures that have not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect.

          4.14.       Taxes.  Except as set forth in Schedule 4.14 all of the following representations and warranties are true and correct as of the date of this Agreement.

          (a)          All income and sale Tax Returns and other material Tax Returns required to be filed with respect to the Company have been prepared and timely filed with the appropriate Governmental Bodies, and all such Tax Returns are true and accurate in all material respects.

          (b)          All Taxes due and payable by or with respect to the Company have been paid by the Company.

          (c)          All Taxes incurred by or with respect to the Company which are not yet due will be accrued on the Final Closing Date Balance Sheet or have been paid.

          (d)          Without limiting the foregoing,

(1)	no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Governmental Body against the Company;

(2)	the Company has not consented to extend the time in which any Taxes may be assessed or collected by any Governmental Body;

(3)	the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(4)

there is no action, suit, Governmental Body proceeding, or audit or claim for refund in progress, pending or, to the Best Knowledge of Seller, threatened against or with respect to the Company regarding Taxes;

(5)	there are no liens or encumbrances relating to Taxes upon the assets of the Company (other than for current Taxes not yet due and payable);

(6)

the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing as a result of (1) any “closing agreement,” as described in Section 7121 of the Code; (2) an installment sale made prior to the Closing Date; or (3) a prepaid amount received on or prior to the Closing Date;

(7)

the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes;

(8)	the Company is not a party to or bound by any tax allocation or Tax Sharing Arrangement or has any current contractual obligation to indemnify any other Person with respect to Taxes;

(9)	Seller is not a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2;

(10)

to the Actual Knowledge of Seller, no claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(11)

the Company has withheld and remitted to the appropriate Governmental Bodies in compliance with all applicable laws and regulations all Taxes required to be withheld and remitted by the Company in connection with payments made to other persons;

(12)

true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for the past six years (or such shorter period of time as the Company has been in existence) have been furnished or made available to Buyer;

(13)

the Company has since July 1, 2004 properly been classified and qualified as an “S” corporation under the Code and any applicable state, local, or foreign laws and will remain such a corporation up to and including the day before the Closing Date;

(14)	the Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4; and

(15)

There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

          4.15.     Employee Benefits.

          (a)         Schedule 4.15 contains a complete and accurate list of all Company Benefit Plans and Other Benefit Obligations, and identifies as such all Company Benefit Plans that are Qualified Plans.  With respect to each Plan, Seller have delivered or made available to Buyer complete and accurate copies, where applicable, of each of the following documents (and any amendments thereto):  (i) the Plan documents, (ii) a written description of each Plan which is not in writing, and (iii) the most recent summary plan description, and each summary of material modifications, required by ERISA.  The Company does not have, and has never had, an ERISA Affiliate.  The Company is not, and has never been, a Plan Sponsor of, is not participating in or contributing to, and has never participated in or contributed to, and has not established or maintained, either a defined benefit Pension Plan, a VEBA, or a Multiemployer Plan.

          (b)         The Company has performed all of its obligations under all Company Benefit Plans and Other Benefit Obligations.  The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, and obligations that have accrued but are not due.  To the Knowledge of the Company and Seller, the Company has not made any statement, written or oral, to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a Material Adverse Effect with respect to the Company.

          (c)         With respect to all Company Benefit Plans and Other Benefit Obligations, the Company is, and each Plan and Other Benefit Obligation is, in full compliance with ERISA, the Code, and other applicable Legal Requirements.  No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975(c) of the Code has occurred with respect to any Company Benefit Plan, or will occur with respect to this Agreement, the transactions contemplated hereby, and the Closing.  Neither the Company nor Seller has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code.  Neither the Company nor Seller has any liability to the PBGC with respect to any Plan or has any liability under Sections 502 or 4071 of ERISA.  All filings required by ERISA and the Code as to each Plan have been timely and accurately filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.  All contributions and payments made or accrued with respect to all Company Benefit Plans and Other Benefit Obligations are deductible under Code Sections 162 or 404.  No amount, or any asset of any Company Benefit Plan is subject to tax as unrelated business taxable income.

          (d)          Except as required with respect to a Qualified Plan by applicable Legal Requirements, each Company Benefit Plan and Other Benefit Obligation can be terminated within 30 days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan or Other Benefit Obligation.  To the Knowledge of the Company and Seller, no event has occurred or circumstance exists that could result in a material increase in premium costs of Company Benefit Plans and Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.  Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Benefit Plan or Other Benefit Obligation is pending or, to the Knowledge of the Company and Seller, is threatened.

          (e)          Each Qualified Plan of the Company is qualified in form and operation under Section 401(a) of the Code, each trust for each such Qualified Plan is exempt from federal income tax under Section 501(a) of the Code.  No event has occurred or circumstance exists that will or could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Plan or trust.  There are no loans outstanding from any Plan to any participant, beneficiary or other Person, other than as may be permitted under the Plan.  The Company has met the minimum funding standard, and has made all contributions required, under Section 302 of ERISA and Section 402 of the Code.  The Company has not filed a notice of intent to terminate any Plan or has not adopted any amendment to treat a Plan as terminated.  No accumulated funding deficiency, whether or not waived, exists with respect to any Company Benefit Plan.  No event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

          (f)          Except to the extent required under Section 601 of ERISA and Section 4980B of the Code, the Company does not provide health or welfare benefits for any retired or former employee, and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.  The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.  The Company has complied in all material respects with the provisions of Section 601 et seq. of and Section 4980B of the Code to the extent applicable.

          (g)          The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit.

          4.16.      Company Employees; Employee Relations.

          (a)          Schedule 4.16 sets forth the name, address, social security number, tenure with the Company and current rate of compensation of each employee of the Company (the “Company Employees”).  With respect to the Company: (i) to the Actual Knowledge of Seller, no executive, key employee or group of employees has any intentions of terminating employment; (ii) there is no worker’s compensation liability other than that fully covered by insurance; and (iii) there is no employment-related charge, complaint, grievance, investigation, or inquiry of any kind, pending or, to the Actual Knowledge of Seller, threatened in any forum, relating to an alleged violation or breach by the Company (or its officers or directors) of any law, regulation or Contract.

          (b)          Except as set forth in Schedule 4.16(b), (i) to the Best Knowledge of Seller and the Company, the Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a “conflict of interest”, including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company, and (ii) there are no situations with respect to the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

          (c)          Neither the Company nor any officer, Company Employee or agent or other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have a Material Adverse Effect or which would subject the Company to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

          (d)          Except as set forth in Schedule 4.16(d), the Company has complied with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  The Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN.  Seller and the Company believe that the Company’s relations with the Company Employees are satisfactory.  The Company is not a party to, and the Company is not affected by or, to the Actual Knowledge of Seller or the Company, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the Company Employees.  The Company is not materially affected by any dispute or controversy with a union or, to the Actual Knowledge of Seller or the Company,  with respect to unionization or collective bargaining involving any supplier or customer of the Company.  Schedule 4.16(d) sets forth a description of any union organizing or election activities involving any non-union Company Employees which have occurred since the formation of the Company or, to the Actual Knowledge of Seller or the Company, are threatened as of the date hereof.

          4.17.       Intellectual Property; Software.

          (a)          Schedule 4.17(a) contains a list and description (showing in each case any the status, application number and/or registration number, as applicable) of all registered copyrights, patents and Trademarks owned by the Company, together with any applications for registration thereof (the “Registered Intellectual Property” and, together with all other Intellectual Property rights currently used in the Company’s business, the “Company Intellectual Property”).

          (b)          Schedule 4.17(b) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company, except for generally commercially available Software licensed to the Company substantially on standard terms or Software that is not material to the Company’s conduct of the Business.

          (c)          Schedule 4.17(c) contains a list and description (showing in each case the parties thereto and the title thereof) of any and all (i) licenses, sublicenses and assignments by the Company of any Company Intellectual Property; (ii) express agreements by the Company to indemnify any third party with respect to infringement of any Intellectual Property right of any third party; (iii) licenses and other agreements pursuant to which the Company is an express licensee under any Trade Secrets owned by any third party, except for license agreements for generally commercially available Software licensed to the Company substantially on standard terms; and (iv) any Software listed in Schedule 4.17(b).

          (d)          Except as disclosed in Schedule 4.17(d), the Company (i) owns the entire right, title and interest in and to the Registered Intellectual Property, free and clear of any Encumbrance; and (ii) has all required rights (whether by ownership, license or otherwise) to use all other material Company Intellectual Property, including without limitation the Software listed in Schedule 4.17(b) and the content and functionality of the Company’s current Web site, as the same is currently used in the Company’s business.

          (e)          Except as disclosed in Schedule 4.17(e):  (i) all maintenance fees due with respect to the copyrights, patents and Trademarks identified in Schedule 4.17(a) as being owned by the Company have been paid, and all applications to register any such copyrights, patents and Trademarks have been duly filed and maintained in accordance with the rules of the applicable Governmental Body, and have not been challenged in writing by any third party; (ii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Registered Intellectual Property, and to the Actual Knowledge of Seller and the Company, there is no basis for any such action; (iv) the Company is not in material breach of any agreement affecting any material item of Company Intellectual Property, and has not taken any action which would impair or otherwise adversely affect its rights in the Company Intellectual Property.  Correct and complete copies of:  (x) registrations for all Registered Intellectual Property; and (y) all pending applications to register Company Intellectual Property (together with any subsequent correspondence, notices or filings relating to the foregoing) have heretofore been delivered by Seller to Buyer.

          (f)          Except as set forth in Schedule 4.17(f), (i) to the Actual Knowledge of the Company, no infringement of any Intellectual Property of any other Person has occurred or results in any way from the operations, activities, products, Software, equipment, machinery or processes currently used in the Company’s business; (ii) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted in writing in respect of the operations of the Company’s business; (iii) no written claim or assertion of invalidity of any Registered Intellectual Property has been made; (iv) no proceedings are pending or, to the Actual Knowledge of the Company, threatened which challenge the validity, ownership or use by the Company of any Company Intellectual Property; and (v) none of the Seller nor the Company has had notice of, or Actual Knowledge of any basis for, a claim against Seller that the operations, activities, products, software, equipment, machinery or processes of the Company infringe any Intellectual Property of any other Person.

          (g)          Except as disclosed in Schedule 4.17(g), and except as reflected in documents delivered by the Company to the Buyer prior to the Closing, (i) the Software included in the assets and properties of the Company is not subject to any transfer, assignment, reversion, site, equipment, or other limitations; (ii) the Company has maintained and protected the Software included in the assets and properties of the Company that it owns, if any (the “Owned Software”), (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein, except where the failure so to maintain and protect the Software would not reasonably be expected to result in a Material Adverse Effect; (iii) the Company owns all right, title and interest in and to the Owned Software; (iv) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company); (v) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; and (vi) the Company’s use of the Owned Software has complied in all material respects with all applicable Legal Requirements relating to the export or reexport of the same.

          (h)          Except as disclosed in Schedule 4.17(h), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material Intellectual Property or Software on behalf of the Company or any predecessor in interest thereto either:  (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

          (i)          Schedule 4.17(i) sets forth an accurate list of all of the domain names owned by the Company or used by the Company in the operation of the Business (the “Company Domain Names”).  The Company is the sole owner and has the exclusive right to use the Company Domain Names, subject to applicable law and to the rules of the applicable Domain Name registration authorities.

          4.18.      Contracts.

          (a)          Schedule 4.18 lists all of the following contracts to which the Company is a party or by which the Company is bound (collectively, the “Material Company Contracts”):

(i) any contract for the purchase, sale or lease of real property;

              (ii)         any contract for the sale of goods or services which involved the payment of more than $10,000 in 2004, which the Company reasonably anticipates will involve the payment of more than $10,000 in 2005 or which extends beyond December 31, 2005;

              (iii)        any contract for the purchase, licensing or development of software to be used by the Company, excluding “shrink wrap” and similar contracts substantially on standard terms for the licensing of software at an individual cost of less than $2,000 to the Company;

(iv) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(v) any guaranty of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

              (vi)        any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(vii) any contract not made in the ordinary course;

(viii) any agreement concerning a partnership or joint venture;

              (ix)        any agreement concerning confidentiality or non-competition, other than confidentiality contracts with respect to potential transactions that were never consummated, provided such confidentiality contracts do not subject the Company to any continuing confidentiality or non-disclosure obligations not pertaining to such potential transactions;

(x) any agreement with any of Seller and his Affiliates (other than the Company);

(xi) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(xii) any other agreement (or group of related agreements) the performance of which involves payment by or to the Company in excess of $20,000; and

(xiii) any other contract, agreement, commitment, understanding or instrument which is material to the Company.

          (b)          With respect to each Material Company Contract and each other contract to which the Company is a party or by which the Company is bound (collectively, the “Company Contracts”) (but excluding any Company Contracts the terms of which have expired or otherwise terminated): (i) such Company Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company and, to the Actual Knowledge of Seller, the other Person to such Company Contract, in accordance with its terms, except as may be limited by (A) applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (B) the effect of rules of law governing the availability of equitable remedies; (ii) the Company is, and at all times has been, in compliance with all material terms and requirements of each such Company Contract (iii) to the Actual Knowledge of Seller, each other Person that has or had any obligation or liability under any such Company Contract is, and at all times has been, in compliance with all material  terms and requirements of such Company Contract (iv)  )  to the Actual Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Company Contract (including any termination for the convenience of any Governmental Body), (v) the Company has not given to, or received from, any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, such Company Contract, or any cure notice, show-cause notice or other default notice, (vi) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to the Company and, to the Actual Knowledge of Seller, no Person has made demand for such renegotiation, (vii) such Company Contract has been entered into by the Company in the ordinary course of Business, and has been entered into without the commission of any act (alone or in concert with any other Person), or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement, and (viii) complete and correct copies of each of the Company Contracts have heretofore been delivered to Buyer by Seller, excluding those contracts that contain confidentiality provisions that the Company in good faith believes require such delivery to be delayed until the Closing.

          4.19.          Compliance with Legal Requirements.   The Company and Seller is, and at all times has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or except for such violations that have not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect.  No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement except for such violations or failures that have not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  The Company has not received, at any time since any notice or other communication (whether oral or  written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          4.20.          Environmental Matters.  The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  The Company has not received, at any time, any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, (a) that alleges that the Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, or (b) regarding any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.  To the Company’s Actual Knowledge, there is no current or prior owner of any property leased or controlled by the Company that has, at any time, received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Schedule 4.20.  For purposes of this Section 4.20: (i) ”Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) ”Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by any applicable Environmental Law.)  All applications required to have been filed for the renewal of the Governmental Authorizations identified or required to be identified in Schedule 4.20 have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Company has delivered to Buyer an accurate and complete copy of each Phase I and Phase 2 Environmental Site Assessment to which the Company has access that addresses or otherwise relates to the compliance of the Company with any Environmental Law.

          4.21.          Insurance.  Schedule 4.21 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the years of operation of the Company with respect to each type of coverage) of all policies of insurance maintained, owned or held by or for the benefit of the Company on the date hereof.  The Company shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date.  The Company has complied materially  with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Seller has delivered to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets and properties of the Company.  The Company has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the past 5 years.

          4.22.          Customers and Suppliers.  Schedule 4.22 sets forth (i) a list of names of the twenty (20) largest suppliers (measured in each case by dollar volume of purchases during the twelve months ended August 31, 2005) of the Company and the dollar amount of purchases which each such supplier represented during each of the year ended December 31, 2004 and the period January 1, 2005 through August 31, 2005; and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by the Company.  Except as set forth in Schedule 4.22, there exists no actual or, to the Actual  Knowledge of Seller, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any supplier or group of suppliers listed in Schedule 4.22, and there exists no present condition or state of facts or circumstances involving  suppliers or sales representatives which Seller or the Company can now reasonably foresee would materially adversely affect the Company or prevent the conduct of its Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted.

          4.23.          Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, have been maintained in the usual, regular and ordinary manner, contain entries accurately made in all material respects, and accurately account for all transactions in all material respects.  The minute books of the Company contain complete and accurate records of all meetings held of, all written consents signed by, and of all other corporate actions taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

          4.24.          Bank Accounts; Powers of Attorney.  Schedule 4.24 sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by the Company and a complete and correct copy thereof.

          4.25.          No Finder.  None of the Seller, the Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          4.26.          Disclosure.   Without limiting the generality of the other representations and warranties of Seller made in this Article IV, none of the representations or warranties of the Seller or the Company contained herein, none of the information contained in the Schedules referred to in this Article IV, and none of the other information contained in any of the Ancillary Seller Documents is false in any material respect. In addition, to the Actual Knowledge of Seller, none of the Schedules referred to in this Article IV omits to state a fact therein necessary to make the statements therein not misleading in any material respect.  To the Actual Knowledge of Seller, there is no fact which adversely affects, or in the future is likely to adversely affect, the Company or its business (excluding adverse effects that relate to the Business or the economy generally) in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

          4.27.          Litigation. Except as set forth in Schedule 4.27,  the Company (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is not a party to or, to the Actual Knowledge of any of Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.29 could result in any Material Adverse Change.  None of Seller and the directors and officers (and employees with responsibility for litigation matters) of the Company has any reasonable basis to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or that there is any basis for the foregoing.

          4.28.          Related Party Transactions.    Except as set forth in Schedule 4.28, there are not currently, and never have been, any transactions, business relationships or other relationships between (a) the Company, on the one hand, and (b) any of the following (collectively, the “Related Parties”), on the other hand: (i) any officer, director or employee of the Company (other than customary transactions or relationships in their capacity as officer, director or employee), or (ii) Seller, or any Affiliate, trustee, beneficiary, or Family Member of Seller.  None of the Related Parties owns any asset, tangible or intangible, which is used in the business of the Company.  With respect to any arrangements described on Schedule 4.28, Seller does not have any basis to believe that such arrangements would not continue to inure to the benefit of the  Company following the Closing Date.

          4.29.          Investment Intent; Securities Documents; Accredited Investor.  Seller is acquiring the BabyUniverse Shares to be issued to him hereunder for his own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the BabyUniverse Shares, except in compliance with applicable state and federal securities laws.  Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the risks of an investment in BabyUniverse Shares, has had the opportunity to discuss the transactions contemplated hereby with BabyUniverse, Inc. and has had the opportunity to obtain such information pertaining to BabyUniverse, Inc. as has been requested, including but not limited to filings made by BabyUniverse, Inc. with the SEC under the Exchange Act.  Seller hereby represents that he can bear the economic risk of losing his investment in the BabyUniverse Shares and has adequate means for providing for current financial needs and contingencies.  Seller is an “accredited investor” as such term is defined in rule 501(a) of Regulation D under the Securities Act.

          4.30.          Inventory.  The Company’s inventory consists of items of a quality and quantity usable and saleable in the usual and ordinary course of business of the Business, and is reflected in the Financial Statements with adequate provision for obsolete, outdated, unsaleable, unusable or damaged items.  All inventory of the Company is at the Company’s warehouse or is in transit thereto.

          4.31.          Customer Information.  The customer information collected and maintained by the Company in the operation of the Business is maintained by the Company in accordance with the Company’s privacy policy which is attached hereto as Schedule 4.31.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

          5.1.          Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

          5.2.          Authority of Buyer.  Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

     Neither the execution and delivery of this Agreement, any of the Buyer Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (a)            conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the Articles of Incorporation or bylaws of Buyer, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (iii) any Court Order to which Buyer is a party or by which it is bound or (iv) any Legal Requirements affecting Buyer; or

          (b)            require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

          5.3.          No Finder.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          5.4.          Investment Representation.  The Shares are being acquired by Buyer for its own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act or pursuant to an applicable exemption therefrom.

          5.5.          SEC Filings.  Buyer has heretofore made available to Seller true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed by Buyer with the SEC since April 28, 2005 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, collectively referred to as the “Buyer SEC Filings”).  The Buyer SEC Filings constitute all of the documents (other than preliminary material) that Buyer was required to file with the SEC since such date.  As of their respective dates, each of the Buyer SEC Filings complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the Buyer SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

          5.6.          SEC Filings Correct and Complete.  As of the date hereof, the Buyer SEC Filings (taken as a whole, and as each has been supplemented or amended by subsequent filings), do not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as otherwise disclosed in the Buyer SEC Filings, there are no actions, suits, mediations, arbitrations, regulatory proceedings or other litigation proceedings or governmental investigations pending or, to the Actual Knowledge of Buyer, threatened against Buyer or other events which would insofar as can be reasonably foreseen, result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, liabilities, profits, results of operations or condition (financial or otherwise) of Buyer.

          5.7.          BabyUniverse Shares.  The BabyUniverse Shares issued to Seller pursuant to this Agreement constitute validly issued, fully paid and non-assessable shares of BabyUniverse Common Stock.

ARTICLE VI

ADDITIONAL AGREEMENTS

          6.1.          Covenant Not to Compete or Solicit Business.  In order to assure that Buyer will realize the benefits of the transactions contemplated hereby, Seller agrees to the following restrictive covenants:

          (a)           Other than as an employee or agent of the Company, for a period of three years from and after the Closing Date (the “Restricted Period”), Seller will not engage directly or indirectly in any (i) ecommerce, online communities or content website business that focuses on baby, toddler and maternity products; (ii) non-medical, in-hospital products and services business for expectant or new parents; and (iii) internet or traditional television broadcast business that focuses on the baby, toddler and maternity markets(collectively, the “Covered Business”) wherever located or operated; provided, however, that no owner of less than 3% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason of such ownership in any of its businesses.  Seller acknowledges that there is no geographic restriction contained in this Agreement because the Covered Business is internet-based and is not geographically limited.  Notwithstanding, if a court of competent jurisdiction finds the foregoing invalid for lack of a geographic restriction, Seller agrees that the applicable geographical restriction is the United States, or such lesser or greater geographic area which the court deems proper.  Furthermore, if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.1 is invalid or unenforceable, the Parties subject to this Section 6.1 agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (b)           Seller agrees that it will not (and will cause each of its Affiliates not to), without the prior written consent of Buyer, directly or indirectly, during the Restricted Period, induce, encourage or solicit any employee of Buyer, the Company or any respective Affiliate thereof (each a “Covered Company” and collectively, the “Covered Companies”), to leave his or her employment with such Covered Company or to accept any other position or employment or enter into any independent contractor relationship or assist any other Person in hiring such employee.

          (c)          Seller agrees that it will not (and will cause each of its Affiliates not to), without prior written consent of Buyer, directly or indirectly, during the Restricted Period, induce, encourage or solicit any Person who is an actual client, customer or supplier of the Company as of the Closing to terminate, reduce or decline to enter into any contract or other arrangement with any of the Covered Companies.

          (d)          Seller agrees that, during the Restricted Period, it will not (and will cause each of its Affiliates not to), without the prior written consent of Buyer, have any direct or indirect interest in any Person other than the Buyer (whether as employee, officer, director or agent, or as security holder or investor owning either unlisted or untraded securities or more than three percent (3%) of any class of the issued and outstanding securities of a corporation that is traded on a national securities exchange or in the over-the-counter market, or as a creditor, consultant or otherwise) that engages in any material respect in the Business.

The obligations of Seller under this Section shall be in addition to any obligations Seller may have under any other contract.  The Seller and Buyer agree that the remedy at law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  The foregoing shall not, however, operate to preclude the Seller from disputing the factual basis of any claim for such injunctive relief.

          6.2.         Access to Records after Closing.

          (a)          For a period of six years after the Closing Date, Seller and their respective representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.2.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller expense, to segregate and remove such books and records as Seller may select.

          (b)          For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Company which Seller or any of its respective Affiliates may retain after the Closing Date.  Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 6.2.  If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

          6.3.          No Public Announcement.  None of Buyer, Seller nor Company shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other party shall be advised and the parties shall use good faith efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

          6.4.          Expenses.  Each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.  All costs and expenses, if any, incurred by the Company prior to the Closing in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of the Company’s counsel and accountants shall be paid by Seller or accrued for in full on the Final Closing Date Balance Sheet.

          6.5.          Further Assurances.  From time to time following the Closing, Seller shall take such further actions, and  execute and deliver, or cause to be executed and delivered, to, or at the direction of, Buyer such other bills of sale, deeds, endorsements, assignments and other instruments of conveyance and transfer, as Buyer may reasonably request or as may be otherwise necessary to facilitate the transactions contemplated by this Agreement.

          6.6.          Lease.  Seller, rather than the Company, is party to the Real Property Lease for the premises located at 3517 Schaefer Street, Culver City, California (the “Schaefer Street Lease”).  Notwithstanding the foregoing, the Company occupies, and conducts its operations from, the 3517 Schaefer Street property.  From and after the Closing, at no cost or expense to Seller, Seller agrees to cooperate and take (and refrain from taking) all actions reasonably requested by Buyer to provide for the Company’s continued occupancy of the 3517 Schaefer Street property in accordance with the terms of the Schaefer Street Lease.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

          7.1.         Conditions to Buyer’s Obligations.  The obligations of Buyer to purchase the Shares pursuant to this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a)          There shall have been no material breach by the Company or Seller in the performance of any of its respective covenants and agreements herein;

          (b)          The Seller shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 4.3 or otherwise required to be obtained prior to the Closing by applicable Legal Requirements or which are necessary to prevent a Material Adverse Change;

          (c)          Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to Buyer and on which Buyer’s lenders shall be entitled to rely and dated as of the Closing Date;

          (d)          Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company provided that Seller shall not resign his position as President of the Company;

          (e)          All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;

          (f)          Seller shall have terminated his existing employment agreement with the Company, if any, and entered into the Employment Agreement attached hereto as Exhibit C (the “Employment Agreement”), and the Employment Agreement shall be in full force and effect as of the Closing;

          (g)          Seller shall cause the Company to deliver to Buyer a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the Articles of Incorporation and Bylaws, and any amendments thereto, of the Company and (ii) attaching a good standing certificate of the Company, duly certified by the California Secretary of State;

          (h)          Seller and Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement;

          (i)           Seller shall deliver evidence satisfactory to Buyer of the satisfaction or other termination of that certain promissory note, dated April 1, 2002, in the principal amount of $140,117 executed by the Company in favor of Seller;

          (j)          Seller shall deliver evidence satisfactory to Buyer of the termination prior to the Closing of the Company’s 401(k) Plan; and

          (k)          Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

          7.2.         Conditions to Seller Obligations.  The obligations of Seller to sell the Shares pursuant to this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a)          There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein;

          (b)          The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Legal Requirements; and

          (c)          Buyer and Escrow Agent shall have executed and delivered to Seller the Escrow Agreement.

ARTICLE VIII

TAX MATTERS

          8.1.        Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Affiliate and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company or any Subsidiary for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any person (other than the Company) imposed on the Company or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iii) any breach of the representations and warranties contained in Section 4.14, and (iv) any Taxes (other than Taxes governed by Section 8.9) imposed on the Seller (or on the Buyer or the Company to the extent jointly or secondarily liable for such Taxes) relating to or arising from the payment of the Purchase Price pursuant to this Agreement; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, Seller shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Date Balance Sheet and taken into account in determining any adjustment to Purchase Price. Seller shall reimburse Buyer for any Taxes of the Company which are the responsibility of Seller pursuant to this Section 8.1 within fifteen (15) business days after payment of such Taxes by Buyer, the Company or any Subsidiary.

          8.2.          Straddle Period.  In the case of any Straddle Period the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          8.3.          S Corporation Status.  Other than as expressly set forth  herein, Company and Seller shall not revoke Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code.  Other than as expressly set forth herein (including the sale of the Shares), Company and Seller shall not take or allow any action that would result in the termination of Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

          8.4.          Tax Periods Ending on or before Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall provide Seller with a draft of each Tax Return Buyer proposes to file at least fifteen (15) days before the filing thereof, shall permit Seller to review and comment on each such draft Tax Return described in the preceding sentence prior to filing, and shall make such revisions to such draft as are reasonably requested by Seller prior to filing it; provided, however, that such revisions are in accordance with applicable law and further provided that no such revisions will be made to the extent detrimental to the Company or the Buyer and inconsistent with  past practice, each as determined by Buyer in good faith.  To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by Company to the Seller for such periods.

          8.5.          Cooperation on Tax Matters.  Buyer, Company, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Company, Seller, and Buyer agree (a) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.  Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

          8.6.          Tax Contests.  The Seller shall, at his election, have the right to represent the Company’s and his own interests in any Tax audit or administrative or judicial proceeding (a “Tax Contest”) relating to a Tax matter for which the Seller is liable under Section 8.1 of this Agreement, to employ counsel of his choice at his own expense, and to control the conduct of such Tax Contest, including settlement or other disposition thereof; provided, however, that the Buyer shall have the right to consult with the Seller regarding, and participate in, any such Tax Contest (at the Buyer’s own expense) that the Buyer determines is reasonably likely to adversely affect the Company for any periods ending after the Closing Date; and provided, further, that any settlement or other disposition of any such Tax Contest that the Buyer determines is reasonably likely to adversely affect the Company for any periods ending after the Closing Date may be made only with the consent of the Buyer, which consent will not be unreasonably withheld or delayed. The Buyer shall have the right to control the conduct of any Tax Contest with respect to any tax matter arising in a period ending after the Closing Date, including settlement or other disposition thereof; provided, however, that the Seller shall have the right to consult with the Buyer regarding, and participate in, any such Tax Contest that the Seller determines is reasonably likely to increase the amount of Tax for which Seller is liable under Section 8.1 or otherwise; and provided, further, that any settlement or other disposition of any such Tax Contest that the Seller determines is reasonably likely to increase the amount of Tax for which Seller is liable under Section 8.1 or otherwise may be made only with the consent of the Seller, which consent will not be unreasonably withheld or delayed.

          8.7.          Certain Refunds.  Any Tax refunds that are received by the Buyer Group, and any amounts credited against Taxes to which the Buyer Group becomes entitled, that relate to period or portions thereof ending prior to the Closing Date, other than as a result of the carryback by the Buyer Group or the Company of a tax attribute from a period beginning after the Closing Date to such period ending prior to the Closing Date, shall be by and for the account of Seller and Buyer shall pay to Seller the amount of such refund or credit within fifteen days following its receipt or entitlement thereto.  Such payment to the Seller shall be reduced by any amounts owed by the Seller under Section 8.1 of this Agreement.

          8.8.          Tax Sharing Agreements.  All Tax Sharing Arrangements or similar agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.

          8.9.          Certain Taxes.  Each of Buyer and Seller shall be responsible for 50% of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, and Seller shall, at the joint expense of Buyer and Seller, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          8.10.        Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement, and notwithstanding Article IX of this Agreement, the obligations of the parties set forth in this Article VIII shall be unconditional and absolute and shall remain in effect until 30 days after the expiration of the statute of limitation for the particular Tax without limitation as to time.

          8.11.          Application of Deductible.  Claims for indemnification under this Article VIII, other than claims for Taxes not yet due and payable as of the Closing Date, shall be subject to the Deductible described in Article IX.

          This Article VIII shall be the exclusive Article governing claims and procedures relating to Taxes.  For the avoidance of doubt, nothing in Article IX (other than the applicability of the Deductible as described in Section 8.11 above) shall apply with respect to claims for Taxes.

ARTICLE IX

INDEMNIFICATION

          9.1.          Survival.  Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms and each representation and warranty in this Agreement or in the Schedules shall survive the Closing until the 15 month anniversary of the Closing Date (the “Survival Date”).  Notwithstanding the foregoing, the following representations and warranties shall survive the Closing as follows: (a) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 5.1, 5.2 and  5.7 (the “Specified Representations”), shall survive the Closing without limitation as to time, and (b) the representations and warranties contained in Sections 4.15, 4.16 and 4.20, shall survive the Closing until thirty days after the expiration of the statutes of limitations, if any, applicable to the matters addressed therein; provided, however, that, with respect to the foregoing clause (b), the statute of limitations applicable to any claim made by an Indemnified Party against an Indemnitor pursuant to this Article IX shall not expire prior to any statute of limitations applicable to any claim made by a third party against any Indemnified Party.  Notice of any claim for indemnification under Section 9.2(a)(i) or Section 9.3 (a)(i) with respect to any representation and warranty must be given to the party against whom indemnification is sought prior to the termination of the relevant survival period.

          9.2.          Indemnification by Seller.  From and after the date hereof, the Seller agrees to indemnify, hold harmless and defend each Buyer Group Member from and against:

               (i)            any and all Losses and Expenses incurred by any of them arising out of, relating to, or based upon any breach of, any of the representations or warranties of any of the Seller or the Company contained in this Agreement or in the Schedules or Exhibits hereto; and

               (ii)          any and all Losses and Expenses incurred by any of them arising out of, relating to, or based upon any failure to perform, or other breach of, any of the covenants or agreements of any of the Seller or the Company contained in or incorporated into this Agreement or in the Schedules hereto.

The right of any Buyer Group Member to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Buyer Group Member.

          9.3.          Indemnification by the Buyer.  From and after the date hereof, Buyer agrees to indemnify fully, hold harmless, protect and defend the Seller Group Members from and against:

(i) any and all Losses and Expenses incurred by any of them arising out of, relating to, or based upon any breach of, any of the representations or warranties of Buyer;

               (ii)          any and all Losses and Expenses incurred by any of them arising out of, relating to, or based on any failure to perform, or other breach of, any of the covenants or agreements of Buyer, in either case contained in this Agreement or in the Schedules or Exhibits hereto;

               (iii)          any and all Losses and Expenses incurred by any of them arising out of or relating to the conduct of the Company’s business after the Closing, but excluding therefrom any Losses or Expenses to the extent arising from Seller’s fraud or willful misconduct;

               (iv)          subject to Seller’s compliance with Section 6.6, any and all Losses and Expenses incurred by any of them following the Closing and arising out or relating to events, occurrences, actions or omissions following the Closing in respect of the Schaefer Street Lease.

The right of the Seller Group Members to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

          9.4.         Notice of Claims.

          (a)          Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that (i) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and (ii) failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          (b)          In calculating any Loss or Expense there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Loss or Expense (after giving effect to the tax effect of receipt of the indemnification payments).

          (c)          After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

          (d)          Indemnification Payments on After-Tax Basis.  Any indemnification payment hereunder with respect to any Loss or Expense shall be an amount which is sufficient to compensate the Indemnified Party for the amount of such Loss or Expense, after taking into account all increases in federal, state, local, foreign or other Taxes payable by the Indemnified Party as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of tax basis, or otherwise increasing such Taxes payable by the indemnified party at any time).  Buyer and Seller each agree to report each indemnification payment hereunder as an adjustment to the Purchase Price for federal income tax purposes unless the Indemnified Party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance, and it being further understood that the obligations under this parenthetical clause shall remain in effect without limitation as to time).

          9.5.         Third Person Claims.

          (a)          Subject to Section 9.5(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent was unreasonably withheld.

          (b)          If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the Company or its business, assets or operations, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

          9.6.          No Contribution.  Following the Closing, Seller shall not have, and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other Losses or Expenses for which Seller may become liable under or in connection with this Agreement or the Escrow Agreement.

          9.7.          Recoupment Against Escrow Amount; No Bar.

          (a)            Buyer may set off against and recoup from the Escrow Amount any Loss or Expense for which Seller is responsible pursuant to this Agreement including, without limitation, any amounts for an adjustment to the Purchase Price pursuant to Article II.

          (b)            If the Escrow Amount is insufficient to satisfy any claim for Losses or Expenses made by any Buyer Group Member hereunder, then such Buyer Group Member may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the full amount of such Losses or Expenses and the Escrow Amount shall not serve as a bar to such collection efforts.

          9.8.          Delivery of Escrow Amount.  Pursuant to the terms of the Escrow Agreement, no later than ten (10) business days following the one year  anniversary of the Closing Date, any remaining Escrow Amount shall be distributed to Seller unless there then remains unresolved any claim for Losses or Expenses or other damages hereunder as to which notice has been given, in which event any remaining Escrow Amount in excess of such claim shall be distributed to Seller and, after such claim shall have been satisfied, any remaining Escrow Amount shall be distributed to the Seller promptly after the time of satisfaction.

          9.9.          Deductible.  The Seller shall not be responsible for Losses or Expenses indemnifiable under Sections 8.1 or 9.2(i) (“Deductible Losses”) except to the extent Deductible Losses in the aggregate exceed an amount equal to $100,000 (the “Deductible”). Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether the Deductible has been satisfied, any qualification that limits a breach of a representation in Article IV to those circumstances that (a) are not material or (b) have not had and could not reasonably be expected in the foreseeable future to have a Material Adverse Effect shall be disregarded.  For purposes of illustration only, if Seller would otherwise be in breach of six separate representations in this Agreement (each causing Buyer to suffer Losses or Expenses of $20,000 and totaling $120,000 in the aggregate) but for the qualification of such representations by Material Adverse Effect, material or materially, then Buyer’s Losses or Expenses in the amount of $100,000 shall be counted toward satisfaction of the Deductible notwithstanding the fact that such representations are so qualified.

          9.10.        Cap.     The Seller’s Indemnification obligations for Losses or Expenses indemnifiable under Section 9.2(i) shall be limited to the Cap (as defined in the following sentence); provided that the Cap shall not apply with respect to any Losses or Expenses arising from intentional breaches by the Seller, breaches that constitute fraud of the Seller or breaches of which the Seller had Actual Knowledge on or prior to the Closing. For purposes of the preceding sentence, the “Cap” shall mean (a) the aggregate amount of Three Million Dollars ($3,000,000) with respect to any and all Losses or Expenses that are the subject of any Claim Notice delivered prior to the one hundred twentieth (120th) day following the Closing and (b) the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) with respect to any and all Losses or Expenses that are the subject of any Claim Notice on or after the one hundred twentieth (120th) day following the Closing, taking into account any such Losses or Expenses that are the subject of any Claim Notice delivered prior to the one hundred twentieth (120th) day following the Closing.

          9.11.        Special Provision Relating to Know-How Transfer.

          (a)           Buyer and Seller acknowledge and agree as follows:  (i) certain expertise and proprietary information of Seller regarding the Business (the “Seller Know-How”) are material to the continued success of the Company’s operation of the Business after the Closing Date; (ii) the transfer by Seller to the Company and/or Buyer of the Seller Know-How is material to Buyer’s decision to purchase the Shares, to pay the Purchase Price therefor and to otherwise consummate the transactions contemplated by this Agreement; (iii) in consideration for the sale of his Shares and in order to facilitate the transfer to Company and/or Buyer the Seller Know-How, Seller has agreed to continue his employment with the Company following the Closing date pursuant to the terms of the Employment Agreement; (iv) the Purchase Price assumes the orderly and complete transfer of the Seller Know-How from Seller to Company and/or Buyer; and (v) the actual amount of damages Buyer would suffer if Seller failed to transfer to Company and/or Buyer the Seller Know-How is difficult if not impossible to ascertain; provided, however, that the parties reasonably expect the amount of such damages for failure to transfer a material portion of the Seller Know-How during the first six (6) months following the Closing Date to be $500,000.

          (b)          On the six (6) month anniversary of the Closing Date (the “Determination Date”), Buyer shall determine, in its good faith, reasonable judgment, whether Seller has transferred to Company and/or Buyer a material portion of the Seller Know-How; provided, however, that the Seller will be deemed to have transferred to Company and/or Buyer a material portion of the Seller Know-How if (i) Seller has been continuously employed by the Company between the Closing Date and the Determination Date (or if not so employed, his employment was terminated by Company without Cause or by Seller for Good Reason, as such terms are defined in the Employment Agreement), and (ii) Seller has worked in good faith to transfer to Company and/or Buyer the Seller Know-How, and Seller has not refused or failed to comply with the reasonable requests of Buyer in furtherance of the transfer of such Seller Know-How; provided further, however, that Seller will be deemed not to have transferred to Company and/or Buyer a material portion of the Seller Know-How if the foregoing conditions (i) and (ii) are not satisfied    If, as of the Determination Date, Seller has not substantially transferred to Company and/or Buyer the Seller Know-How (unless such transfer was materially prevented by Buyer), Buyer may setoff against and recoup from the Escrow Amount $500,000 as liquidated damages, and such amount shall be treated as an adjustment to the Purchase Price.  If the Escrow Amount is less than $500,000 as of the Determination Date, then Seller shall pay to Buyer the amount by which the Escrow Amount is less than $500,000.

ARTICLE X

GENERAL PROVISIONS

          10.1.         Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

(a)	If to the Buyer:

BabyUniverse, Inc.
5601 Northwest Powerline Road, Suite 104
Ft. Lauderdale, FL 33309
Attention: John C. Textor
Facsimile: (772) 545-9028

with a copy to:

Akerman Senterfitt
One S.E. Third Avenue, 27th Floor
Miami, FL 33131
Attention: Bradley Houser, Esq.
Facsimile: (305) 374-5095

(b)	If to Seller:

Michael Laiken
10514 Butterfield Road
Los Angeles, CA 90064
Facsimile: (310) 559-5609

with a copy to:

Lenard & Klotz LLP
15250 Ventura Boulevard, Suite 411
Sherman Oaks, CA 91403
Attention: Adam M. Klotz, Esq.
Facsimile: (310) 496-1251

          or to such other address as such party may indicate by a notice delivered to the other party hereto.

          10.2.          Successors and Assigns.

          (a)             The rights of any Party under this Agreement shall not be assignable by such Party prior to the Closing without the written consent of the other, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of Seller, to any Affiliate or Buyer provided that (i) the assignee shall assume in writing all of Buyer’s obligations to Seller hereunder and (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment.  Following the Closing, either Party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

          (b)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 10.2 any right, remedy or claim under or by reason of this Agreement.

        10.3.          Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the Parties.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

        10.4.          Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          10.5.          Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          10.6.          Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to each of Seller and Buyer.

          10.7.          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Florida.

          10.8.          Submission to Jurisdiction.  Seller and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or the Escrow Agreement or any of the transactions contemplated hereby or thereby to the non-exclusive jurisdiction of the United States District Court for the Southern District of Florida and the jurisdiction of any court of the State of Florida located in Broward County, Florida and waive any and all objections to jurisdiction that they may have under the laws of the State of Florida or the United States and any claim or objection that any such court is an inconvenient forum.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BABYUNIVERSE, INC.

By:	/s/ John C. Textor

Name:	John C. Textor
Title:	Chairman, CEO

/s/ Michael Laiken

Michael Laiken

CONSENT OF SPOUSE

The undersigned, BRIGETTE LAIKEN, spouse of MICHAEL LAIKEN, acknowledges that she has read the foregoing Agreement and that she understands its contents.  The undersigned represents and warrants that she is aware of the provisions of the Agreement including her own community property interest therein, if any, and agrees to be bound by those provisions and by all other provisions of the Agreement to the extent of her own community property interest therein.

Dated: September 13, 2005	/s/ Brigette Laiken